Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview
On June 24, 2024 (the “Distribution Date”), Illumina, Inc. (“Illumina” or the “Company”) completed the previously announced separation (the “Spin-Off”) of its wholly owned subsidiary, GRAIL, LLC, into a separate, independent publicly traded company, GRAIL, Inc. (“GRAIL”). The Spin-Off was structured as a tax-free spin-off accomplished by the distribution of 26.5 million shares of GRAIL common stock to Illumina shareholders (the "Distribution"). The shares included in the Distribution represented 85.5% of the outstanding common stock of GRAIL as of the record date of June 13, 2024 (the “Record Date”). Illumina shareholders received one share of GRAIL common stock for every six shares of Illumina common stock held at the close of business on the Record Date and, as applicable, cash in lieu of fractional shares of GRAIL common stock. GRAIL is now an independent public company whose common stock trades under the symbol “GRAL” on the Nasdaq Global Select Market. Illumina retained a 14.5% ownership interest in GRAIL. After the Spin-Off, Illumina no longer consolidates GRAIL into its financial statements.

Prior to the completion of the Spin-Off, and in accordance with the Separation and Distribution Agreement, dated June 21, 2024, between Illumina and GRAIL (the “Separation and Distribution Agreement”), Illumina contributed to GRAIL an amount, in cash, calculated to cover 2.5 years of GRAIL’s operations based on the projected operating free cash flow set forth in GRAIL’s long range plan (such amount, the “Disposal Funding”). On June 21, 2024, Illumina contributed to GRAIL an amount equal to the Disposal Funding, which was determined to be $974 million, less the cash and cash equivalents held by GRAIL as of the Spin-Off.

In order to fund the Disposal Funding, on June 17, 2024, Illumina entered into a 364-day delayed draw credit agreement (the “Credit Agreement”), which provides for a senior unsecured term loan credit facility in an aggregate principal amount of up to $750 million (the “Credit Facility”). On June 20, 2024, Illumina borrowed $750 million on the Credit Facility. The term loan has a variable interest rate based on the term secured overnight financing rate, plus an applicable rate that varies with the Company’s debt rating and a credit spread adjustment equal to 0.10% per annum. The current borrowing rate under the Credit Facility is approximately 6.69%. The Credit Facility matures, and all amounts outstanding thereunder become due and payable in full, on June 19, 2025. Amounts borrowed under the Credit Facility may be prepaid, and the commitments under the Credit Facility may be terminated by the Company, at any time without premium or penalty (other than customary breakage costs). The unaudited pro forma condensed consolidated statements of operations give effect to the interest expense associated with the borrowing as if it occurred on January 2, 2023 and was repaid in full on January 1, 2024.

Basis of Presentation
The following unaudited pro forma condensed consolidated financial statements are being presented to give effect to the Spin-Off. The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Illumina, and the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2024 is presented as if the Spin-Off had occurred on March 31, 2024. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023 are presented as if the Spin-Off had occurred on January 2, 2023.

The unaudited pro forma condensed consolidated financial statements are subject to the assumptions and adjustments described in the accompanying notes. Management believes these assumptions and adjustments are reasonable under the circumstances and given the information presently available. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Illumina would have been if the Spin-Off had occurred on the dates indicated, nor is it necessarily indicative of the Company’s future consolidated results of operations or consolidated financial position. Illumina’s actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the unaudited consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2024
(In millions)

	Illumina Historical (A)	Spin-Off of GRAIL (B)	Transaction Accounting Adjustments	Notes	Pro Forma Illumina
ASSETS
Current assets:
Cash and cash equivalents	$1,108	$(200)	$(31)	C, D	$877
Short-term investments	—	—	77	E	77
Accounts receivable, net	635	(15)	3	F	623
Inventory, net	584	(18)	—		566
Prepaid expenses and other current assets	256	(26)	—		230
Total current assets	2,583	(259)	49		2,373
Property and equipment, net	964	(83)	—		881
Operating lease right-of-use assets	550	(79)	—		471
Goodwill	2,545	—	(1,466)	G	1,079
Intangible assets, net	2,940	(2,233)	(420)	G	287
Other assets	458	491	75	H	1,024
Total assets	$10,040	$(2,163)	$(1,762)		$6,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201	$(27)	$3	F	$177
Accrued liabilities	1,273	(111)	43	I	1,205
Term debt, current portion	—	—	743	D	743
Total current liabilities	1,474	(138)	789		2,125
Operating lease liabilities	700	(66)	—		634
Term debt	1,490	—	—		1,490
Other long-term liabilities	642	(2)	1	H	641
Stockholders’ equity:
Common stock	2	—	—		2
Additional paid-in capital	9,658	(1,957)	—		7,701
Accumulated other comprehensive income	12	—	—		12
(Accumulated deficit)	(145)	—	(2,552)	J	(2,697)
Treasury stock, at cost	(3,793)	—	—		(3,793)
Total stockholders’ equity	5,734	(1,957)	(2,552)		1,225
Total liabilities and stockholders’ equity	$10,040	$(2,163)	$(1,762)		$6,115

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024
(In millions, except per share amounts)

	Illumina Historical (A)	Spin-Off of GRAIL (B)	Transaction Accounting Adjustments	Notes	Pro Forma Illumina
Revenue:
Product revenue	$876	$—	$7	K	$883
Service and other revenue	200	(27)	—		173
Total revenue	1,076	(27)	7		1,056
Cost of revenue:
Cost of product revenue	255	(3)	3	K	255
Cost of service and other revenue	106	(12)	—		94
Amortization of acquired intangible assets	48	(34)	—		14
Total cost of revenue	409	(49)	3		363
Gross profit (loss)	667	22	4		693
Operating expense:
Research and development	339	(101)	3	K	241
Selling, general and administrative	439	(104)	(11)	K, L	324
Total operating expense	778	(205)	(8)		565
(Loss) income from operations	(111)	227	12		128
Other income (expense):
Interest income	12	(3)	—		9
Interest expense	(18)	—	—		(18)
Other income, net	8	—	—		8
Total other income (expense), net	2	(3)	—		(1)
(Loss) income before income taxes	(109)	224	12		127
Provision (benefit) for income taxes	17	51	3	M	71
Net (loss) income	$(126)	$173	$9		$56
(Loss) earnings per share:
Basic	$(0.79)				$0.35
Diluted	$(0.79)				$0.35
Shares used in computing (loss) earnings per share:
Basic	159				159
Diluted	159				159

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023
(In millions, except per share amounts)

	Illumina Historical (A)	Spin-Off of GRAIL (B)	Transaction Accounting Adjustments	Notes	Pro Forma Illumina
Revenue:
Product revenue	$3,787	$—	$25	K	$3,812
Service and other revenue	717	(93)	2	K	626
Total revenue	4,504	(93)	27		4,438
Cost of revenue:
Cost of product revenue	1,177	(11)	11	K	1,177
Cost of service and other revenue	392	(44)	—		348
Amortization of acquired intangible assets	191	(134)	—		57
Total cost of revenue	1,760	(189)	11		1,582
Gross profit (loss)	2,744	96	16		2,856
Operating expense:
Research and development	1,354	(338)	14	K	1,030
Selling, general and administrative	1,612	(366)	(15)	K, L	1,231
Goodwill and intangible impairment	827	(821)	—		6
Legal contingency and settlement	20	—	—		20
Total operating expense	3,813	(1,525)	(1)		2,287
(Loss) income from operations	(1,069)	1,621	17		569
Other income (expense):
Interest income	58	(8)	—		50
Interest expense	(77)	—	(60)	N	(137)
Other (expense) income, net	(29)	(2)	—		(31)
Total other (expense) income, net	(48)	(10)	(60)		(118)
(Loss) income before income taxes	(1,117)	1,611	(43)		451
Provision (benefit) for income taxes	44	196	(8)	M	232
Net (loss) income	$(1,161)	$1,415	$(35)		$219
(Loss) earnings per share:
Basic	$(7.34)				$1.39
Diluted	$(7.34)				$1.39
Shares used in computing (loss) earnings per share:
Basic	158				158
Diluted	158				158

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notes provide important information about the presentation of the unaudited pro forma condensed consolidated financial statements, including a description of the adjustments reflected therein:

A.The “Illumina Historical” column in the unaudited pro forma condensed consolidated financial statements reflects the historical consolidated financial statements of Illumina for the periods presented, prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and does not reflect any adjustments related to the Spin-Off or borrowings under the Credit Facility.

B.The adjustments included within the “Spin-Off of GRAIL” column of the unaudited pro forma condensed consolidated financial statements remove the assets, liabilities, and equity and the results of operations attributable to GRAIL, which were included in the Company's historical consolidated financial statements. See note G below for further information on the goodwill and intangible assets, net balances.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

C.To reflect the one-time cash contribution, or Disposal Funding, provided by Illumina to GRAIL in accordance with the Separation and Distribution Agreement. The $774 million contribution amount was calculated such that the funds contributed by Illumina, together with GRAIL’s cash and cash equivalents as of March 31, 2024, aggregate to the Disposal Funding amount of $974 million.

D.To reflect the $743 million cash inflow, which is net of debt issuance costs paid, and the corresponding short-term debt obligation, for the 364-day delayed draw term loan, which was drawn on June 20, 2024.

E.To reflect approximately 4.5 million shares, or 14.5% ownership interest, in GRAIL retained by Illumina at a closing price per share of $17.00 on June 25, 2024. The unaudited pro forma condensed consolidated statements of operations do not give effect to any gains or losses associated with changes in the fair value of Illumina’s ownership interest in GRAIL due to changes in the share price subsequent to the Spin-Off.

F.To reflect intercompany assets and liabilities that were eliminated in consolidation prior to the Spin-Off that are no longer eliminated subsequent to the Spin-Off.
G.To reflect goodwill and in-process research and development (IPR&D) intangible asset impairment charges of $1,466 million and $420 million, respectively, that are expected to be recorded in Q2 2024. The expected goodwill impairment is equal to the full goodwill balance for GRAIL as of March 31, 2024. The expected IPR&D impairment represents Illumina’s current best estimate for a partial impairment of the asset. The unaudited pro forma condensed consolidated statements of operations do not give effect to these expected charges.

H.To reflect the tax impact of the Spin-Off adjustments as well as the other adjustments needed to reflect pro forma Illumina financial position. In determining the tax rate to apply to the Spin-Off adjustments, the Company used the applicable statutory rate.

I.To reflect additional nonrecurring costs Illumina expects to incur subsequent to March 31, 2024 to complete the Spin-Off. These costs primarily relate to legal and advisory fees directly related to the Spin-Off.

J.To reflect the net impact on stockholders’ equity of the Spin-Off adjustments described in notes C, E, G, H, and I.

Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Statements of Operations

K.To reflect the reinstatement of transactions between Illumina and GRAIL that were historically eliminated in consolidation. These transactions primarily relate to the sale of instruments and consumables from Illumina to GRAIL. In accordance with the Fourth Amendment to the Amended and Restated Supply and Commercialization Agreement, dated June 21, 2024, between Illumina and GRAIL, the unaudited pro forma condensed consolidated statements of operations do not give effect to royalty payments GRAIL would have made during the respective periods. Per the agreement, such royalty payments are waived for the 30-month period following the Distribution Date.

L.To reflect the removal of $12 million and $17 million of nonrecurring costs related to the Spin-Off which were incurred and are included in the Company’s historical results of operations for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023, respectively. These costs primarily relate to legal and advisory fees directly related to the Spin-Off and are not expected to have a continuing impact on the Company’s results of operations following the completion of the Spin-Off.

M.To reflect the tax impact of the Spin-Off adjustments as well as the other adjustments needed to reflect pro forma Illumina earnings from continuing operations. In determining the tax rate to apply to the Spin-Off adjustments, the Company used the applicable statutory rate.

N.To reflect the estimated increase of interest expense, including amortization of debt discounts and issuance costs, to give effect to the draw down of the 364-day delayed draw term loan. For purposes of the pro forma adjustment, interest expense was estimated based on the 3-month term secured overnight financing rate (“Term SOFR”), as of June 20, 2024, which was 5.34%, plus an applicable margin beginning at 125 basis points and increasing 25 basis points every 90 days, plus a credit spread adjustment of 10 basis points.